SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                  ----------------------------------

                                FORM 8-K

                            CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


                           October 22, 2004
                   ----------------------------------
                    (Date of earliest event report)


                        WEYERHAEUSER COMPANY
            (Exact name of registrant as specified in charter)

               Washington            1-4825            91-0470860
               ----------            ------            ----------


            (State or other       (Commission        (IRS Employer
            jurisdiction of       File Number)       Identification
            incorporation or                             Number)
              organization)


                       Federal Way, Washington 98063-9777
                    (Address of principal executive offices)
                                   (zip code)

             Registrant's telephone number, including area code:
                                (253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

-----	Written communications pursuant to Rule 425 under the Securities Act
	(17 CFR 230.425)
-----	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
	(17 CFR 240.14a-12)
-----	Pre-commencement communications pursuant to Rule 14d-2(b)
	under the Exchange Act(17 CFR 240.14d-2(b))
-----	Pre-commencement communications pursuant to Rule 13e-4(c)
	under the Exchange Act(17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.02.  Results of Operations and Financial Condition

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549


ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On October 22, 2004, Weyerhaeuser Company issued a press release stating the following:

Weyerhaeuser Reports Third Quarter Net Earnings of $594 Million, or $2.45 Per Diluted Share, on Net Sales of $5.8 Billion

FEDERAL WAY, Wash. - Weyerhaeuser Company (NYSE: WY) today reported third quarter net earnings of $594 million, or $2.45 per diluted share, on net sales of $5.8 billion. This compares with $82 million, or 37 cents per diluted share, on net sales of $5.2 billion for the third quarter of 2003.

Third quarter 2004 earnings include the following after-tax items:

* A gain of $179 million, or 74 cents per diluted share, from a sale of timberlands in Georgia.

* A gain of $16 million, or 7 cents per diluted share, from a tenure reallocation agreement with the British Columbia government.

* A gain of $13 million, or 5 cents per diluted share, due to the reduction of the reserve for hardboard siding claims.

* A charge of $7 million, or 3 cents per diluted share, related to the sale or closure of facilities.

Third quarter 2003 earnings included the following after-tax items:
* A charge of $32 million, or 14 cents per diluted share, for closure of facilities;

* A charge of $15 million, or 7 cents per diluted share, associated with the settlement of a class action linerboard antitrust lawsuit;

* A charge of $15 million, or 7 cents per diluted share, for integration and restructuring activities.

Other significant third quarter financial matters include:

* The company, including Real Estate and Related Assets, reduced outstanding debt by approximately $270 million to approximately $11.4 billion at the end of the quarter. In addition, cash and short-term investments increased by approximately $500 million in the third quarter due primarily to strong cash flows from operations and proceeds from the sale of timberlands in Georgia. The $1.2 billion balance of cash and short-term investments as of the end of the third quarter is largely expected to be applied to future debt repayment.

* Capital spending, excluding Real Estate and Related Assets, for the first three quarters of 2004 was approximately $275 million.

"Our strong quarterly earnings reflect favorable market conditions and contributions from all our businesses," said Steven R. Rogel, chairman, president and chief executive officer. "Our employees continue to do an outstanding job containing costs, increasing productivity and improving efficiency. While we expect to see normal seasonal downturns in the fourth quarter, we are well positioned in our markets."

SUMMARY OF THIRD QUARTER FINANCIAL HIGHLIGHTS

    Millions (except per share data)     3Q 2004      3Q 2003     Change
    Net earnings                            $594          $82       $512
    Diluted earnings per share             $2.45        $0.37      $2.08
    Net sales                             $5,849       $5,184       $665


    SEGMENT RESULTS FOR THIRD QUARTER 2004
    (Contributions to Pre-Tax Earnings)
    Millions                             3Q 2004      3Q 2003     Change
    Timberlands                             $450         $143       $307
    Wood Products                           $362         $151       $211
    Pulp and Paper                           $80        ($18)        $98
    Containerboard, Packaging and Recycling  $82          $42        $40
    Real Estate and Related Assets          $155          $97        $58


    DISCUSSION AND OUTLOOK BY BUSINESS SEGMENT
    TIMBERLANDS
                                         3Q 2004      2Q 2004     Change
    Contribution to earnings (millions)     $450         $201       $249


    Third quarter earnings include a $271 million pre-tax gain on the previously announced sale of timberlands in Georgia. Excluding this gain, earnings declined $22 million from the second quarter, reflecting a normal seasonal reduction in harvest activity in the West and abnormally wet weather in the South. Aside from disruption due to wet weather, hurricanes caused minimal damage to our timberlands. Prices for logs in both domestic and export markets increased slightly from the prior quarter.

    Fourth quarter earnings are expected to be similar to third quarter, excluding the third quarter sale of timberlands in Georgia.

    WOOD PRODUCTS
                                         3Q 2004     2Q 2004      Change
    Contribution to earnings (millions)     $362        $448       ($86)


    Third quarter earnings of $362 million include a $20 million pre-tax gain from the tenure reallocation agreement with the British Columbia government, and a $20 million reduction in the reserve for hardboard siding claims. This compares to second quarter earnings of $448 million, which included a $16 million pre-tax charge from an adverse judgment in a lawsuit.

    Housing starts remained high throughout the quarter, resulting in healthy demand for oriented strand board, plywood and lumber. Structural panel prices were volatile with average prices declining from the second quarter. In contrast, average prices for most lumber indicators were flat to slightly up from second quarter to third. The segment also benefited from earlier price increases in engineered lumber.

    The segment incurred $31 million in countervailing and anti-dumping duties and related costs on Canadian softwood lumber the company sold into the United States in the third quarter. This compares to $34 million in the second quarter.

    Fourth quarter earnings are expected to be lower than the third quarter, as lumber and structural panel prices decline from recent, very high levels.


    PULP AND PAPER
                                         3Q 2004     2Q 2004      Change
    Contribution to earnings (millions)      $80         $14         $66


    Earnings increased during the quarter as uncoated free sheet paper prices improved across all product lines. Papergrade pulp prices increased during the quarter but have begun to decline. Fluff pulp prices improved early in the quarter and remained stable. Fine Paper prices strengthened throughout the quarter and are expected to continue to improve in the fourth quarter as a result of recent price increases.

    Fourth quarter earnings are expected to be slightly lower than the third quarter -- despite stable fluff pulp markets and increases in paper prices -- due to weakening papergrade pulp markets and costs associated with scheduled maintenance downtime.


    CONTAINERBOARD, PACKAGING AND RECYCLING
                                         3Q 2004     2Q 2004      Change
    Contribution to earnings (millions)      $82         $62         $20


    Earnings improved over second quarter levels due primarily to price increases for both containerboard and boxes, as well as slightly lower costs for old corrugated containers. Third quarter results include pre-tax charges of $12 million related to facility closures.

    Customer demand for boxes is expected to remain healthy, but decline seasonally. The company expects higher fourth quarter earnings due primarily to increasing prices.

    REAL ESTATE AND RELATED ASSETS
                                         3Q 2004     2Q 2004      Change
    Contribution to earnings (millions)     $155        $118         $37

    Third quarter earnings benefited from increased single-family home closings and higher margins, and from the sale of a multi-family site that generated a pre-tax gain of $18 million. The pace of single-family home sales during the third quarter declined seasonally compared to the prior quarter. However, the backlog of homes sold, but not closed, is approximately seven months.

    Fourth quarter earnings are expected to modestly exceed the third quarter because of increased closing volume and strong margins.

    OTHER

    The company will hold a live conference call at 7 a.m. PDT (10 a.m. EDT) on Oct. 22 to discuss the third quarter results.

    To access the conference call, listeners calling from within North America should dial 1-888-221-5699 at least 15 minutes prior to the start of the conference call. Those wishing to access the call from outside North America should dial 1-706-643-3795. Replays of the call will be available for one week following completion of the live call and can be accessed at 1-800-642-1687 (access code -- 1384680) within North America and at 1-706-645-9291 (access code -- 1384680) from outside North America.

    The call may also be accessed through Weyerhaeuser's Internet site at www.weyerhaeuser.com by clicking on the "Listen to our conference call" link.

    Weyerhaeuser Company (NYSE: WY), one of the world's largest integrated forest products companies, was incorporated in 1900. In 2003, sales were $19.9 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at http://www.weyerhaeuser.com.

                                    ###

    This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "may," "will," "believes," "should," "approximately," anticipates," "estimates," and "plans," and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations regarding the company's markets in the fourth quarter; expected earnings and performance of the company's business segments during the fourth quarter, demand and pricing for the company's products in the fourth quarter, debt repayment, capital spending, timber harvest in the fourth quarter, no major timberland sales in the fourth quarter, slowdown of housing construction in the fourth quarter, closings of home sales in the fourth quarter, scheduled maintenance downtime in the fourth quarter, new home sales and other matters. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products, which may be tied to the relative strength of various U.S. business segments; energy prices; performance of the company's manufacturing operations; the successful execution of internal performance plans; the level of competition from domestic and foreign producers; the effect of forestry, land use, environmental and other governmental regulations; fires, floods and other natural disasters; disruption of transportation and legal proceedings. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar; and restrictions on international trade or tariffs imposed on imports, including the countervailing and dumping duties imposed on the company's softwood lumber shipments from Canada to the United States. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

    WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION  (unaudited)

    CONSOLIDATED EARNINGS            Q1              Q2              Q3
                                March   March   June    June    Sept.   Sept.
      (in millions)              28,     30,     27,     29,     26,     28,
                                2004    2003    2004    2003    2004    2003
    Net sales and revenues:
      Weyerhaeuser (1)         $4,568  $4,169  $5,369  $4,498  $5,258  $4,650
      Real Estate and Related
       Assets                     469     445     524     432     591     534
    Total net sales and
     revenues                   5,037   4,614   5,893   4,930   5,849   5,184

    Costs and expenses:
      Weyerhaeuser:
        Costs of products sold  3,539   3,322   3,922   3,611   3,894   3,598
        Depreciation,
         amortization and fee
         stumpage                 325     321     328     313     326     320
        Selling expenses          121     107     122     111     125     117
        General and
         administrative
         expenses                 241     231     235     232     229     249
        Research and
         development expenses      12      12      13      12      13      10
        Taxes other than
         payroll and income
         taxes                     48      47      48      48      50      45
        Charges for
         integration and
         restructuring             15      29      13      25       8      24
        Charges for closure of
         facilities                 1      22      --      12      13      48
        Other operating costs,
         net  (2) (3)              14      37      42    (205)   (318)     16
                                4,316   4,128   4,723   4,159   4,340   4,427

      Real Estate and Related
       Assets:
        Costs and operating
         expenses                 321     330     381     316     414     406
        Depreciation and
         amortization               2       3       4       2       3       3
        Selling expenses           27      24      30      25      31      27
        General and
         administrative
         expenses                  17      14      19      14      19      15
        Taxes other than
         payroll and income
         taxes                      1       1      --       1       1       0
        Other operating costs,
         net                        1      (7)      1      --     (19)      2
                                  369     365     435     358     449     453
    Total costs and expenses    4,685   4,493   5,158   4,517   4,789   4,880

    Operating income              352     121     735     413   1,060     304

    Interest expense and
     other:
      Weyerhaeuser:
        Interest expense
         incurred (4)            (195)   (208)   (218)   (205)   (184)   (200)
        Less interest
         capitalized                3       5       1       6       0       3
        Equity in income
         (loss) of affiliates      --      (5)      7       3       4      (3)
        Interest income and
         other                      3       6       5       6       7       3
      Real Estate and Related
       Assets:
        Interest expense
         incurred                 (15)    (14)    (14)    (13)    (14)    (13)
        Less interest
         capitalized               15      14      14      13      14      13
        Equity in income of
         unconsolidated
         entities                   9       5      20       7      12      11
        Interest income and
         other                     11      11       9       8       1       6
    Earnings before income
     taxes and cumulative
     effect  of a change
     in accounting principle      183     (65)    559     238     900     124
    Income taxes                  (62)     22    (190)    (81)   (306)    (42)
    Earnings before cumulative
     effect of a change in
     accounting principle         121     (43)    369     157     594      82
    Cumulative effect of a
     change in accounting
     principle, net of
     applicable taxes of $6(5)     --     (11)     --      --      --      --
    Net earnings (loss)          $121    $(54)   $369    $157    $594     $82

    Basic net earnings (loss)
     per share:
      Net earnings (loss)
       before cumulative
       effect of a change
       in accounting
       principle                $0.54  $(0.19)  $1.57   $0.71   $2.46   $0.37

      Cumulative effect of a
       change in accounting
       principle                   --   (0.05)     --      --      --      --
      Net earnings (loss)       $0.54  $(0.24)  $1.57   $0.71   $2.46   $0.37

    Diluted net earnings
     (loss) per share:
      Net earnings (loss)
       before cumulative
       effect of a change
       in accounting
       principle                $0.54  $(0.19)  $1.57   $0.71   $2.45   $0.37

      Cumulative effect of a
       change in accounting
       principle                   --   (0.05)     --      --      --      --
      Net earnings (loss)       $0.54  $(0.24)  $1.57   $0.71   $2.45   $0.37

    Dividends paid per share    $0.40   $0.40   $0.40   $0.40   $0.40   $0.40

                                                                       Year
    CONSOLIDATED EARNINGS                     Year-to-date      Q4    Ended
        (in millions)                         Sept.   Sept.    Dec.    Dec.
                                               26,     28,      28,     28,
                                              2004    2003     2003    2003
    Net sales and revenues:
        Weyerhaeuser (1)                    $15,195  $13,317  $4,527  $17,844
        Real Estate and Related Assets        1,584    1,411     618    2,029
    Total net sales and revenues             16,779   14,728   5,145   19,873

    Costs and expenses:
        Weyerhaeuser:
          Costs of products sold             11,355   10,531   3,547   14,078
          Depreciation, amortization and
           fee stumpage                         979      954     353    1,307
          Selling expenses                      368      335     122      457
          General and administrative
           expenses                             705      712     238      950
          Research and development expenses      38       34      17       51
          Taxes other than payroll and
           income taxes                         146      140      45      185
          Charges for integration and
           restructuring                         36       78      25      103
          Charges for closure of facilities      14       82      45      127
          Other operating costs, net (2)
           (3)                                 (262)    (152)    (92)    (244)
                                             13,379   12,714   4,300   17,014
        Real Estate and Related Assets:
          Costs and operating expenses        1,116    1,052     464    1,516
          Depreciation and amortization           9        8       3       11
          Selling expenses                       88       76      31      107
          General and administrative
           expenses                              55       43      20       63
          Taxes other than payroll and
           income taxes                           2        2       1        3
          Other operating costs, net            (17)      (5)     (4)      (9)
                                              1,253    1,176     515    1,691
    Total costs and expenses                 14,632   13,890   4,815   18,705

    Operating income                          2,147      838     330    1,168

    Interest expense and other:
        Weyerhaeuser:
          Interest expense incurred (4)        (597)    (613)   (202)    (815)
          Less interest capitalized               4       14       5       19
          Equity in income (loss) of
           affiliates                            11       (5)     (1)      (6)
          Interest income and other              15       15       2       17
        Real Estate and Related Assets:
          Interest expense incurred             (43)     (40)    (13)     (53)
          Less interest capitalized              43       40      13       53
          Equity in income of unconsolidated
           entities                              41       23      (3)      20
          Interest income and other              21       25       8       33
    Earnings before income taxes and
     cumulative effect of a change in
     accounting principle                     1,642      297     139      436
    Income taxes                               (558)    (101)    (47)    (148)
    Earnings before cumulative effect of a
     change in accounting principle           1,084      196      92      288
    Cumulative effect of a change in
     accounting principle, net of
     applicable taxes of $6 (5)                  --      (11)     --      (11)
    Net earnings (loss)                      $1,084     $185     $92     $277

    Basic net earnings (loss) per share:
        Net earnings (loss) before
         cumulative effect of a change
         in accounting principle              $4.65    $0.88   $0.41    $1.30

        Cumulative effect of a change in
         accounting principle                    --    (0.05)     --    (0.05)
        Net earnings (loss)                   $4.65    $0.83   $0.41    $1.25

    Diluted net earnings (loss) per share:
        Net earnings (loss) before
         cumulative effect of a change in
         accounting principle                 $4.62    $0.88   $0.41    $1.30

        Cumulative effect of a change in
         accounting principle                    --    (0.05)     --    (0.05)
        Net earnings (loss)                   $4.62    $0.83   $0.41    $1.25

    Dividends paid per share                  $1.20    $1.20   $0.40    $1.60

     (1) The first, second and third quarters of 2004 include charges of $26 million, $34 million and $31 million, respectively, or $91 million year-to-date, for countervailing and anti-dumping duties and related costs. The first, second, third and fourth quarters of 2003 include charges of $24 million, $26 million, $25 million, and $22 million, respectively, or a total of $97 million for the year, for countervailing and anti-dumping duties and related costs.
     (2) The first, second and third quarters of 2004 include net foreign exchange gain (losses) of ($9) million, ($7) million and $16 million, respectively, for a total year-to-date net gain (loss) of zero. The 2003 first, second, third and fourth quarters include net foreign exchange gains (losses) of $35 million, $47 million, ($4) million, and $30 million, respectively, for a total net gain of $108 million for the year. These gains and losses result primarily from fluctuations in Canadian and New Zealand exchange rates.
     (3) The first quarter of 2004 includes a $49 million charge for the settlement of lawsuits involving the market for Pacific Northwest alder logs and a $33 million gain on the sale of an oriented strand board mill in Slave Lake, Alberta. The second quarter includes a $16 million charge resulting from an adverse judgment in a lawsuit involving the market for Pacific Northwest alder logs. The third quarter includes a $271 million gain on the sale of timberlands in Georgia, a $25 million gain from a tenure reallocation agreement with the British Columbia government, and a $20 million gain due to the reduction of the reserve for hardboard siding claims. The first quarter of 2003 includes a $79 million charge for a lawsuit involving the market for Pacific Northwest alder logs. 2003 second quarter includes a $144 million gain on the sales of timberlands in Washington state and a $25 million gain for the settlement of an insurance claim relating to the Cemwood litigation. 2003 third quarter includes a $23 million charge associated with the settlement of a class action linerboard antitrust lawsuit. 2003 fourth quarter includes a $61 million gain on the sales of timberlands in Tennessee and the Carolinas and an $8 million charge associated with the settlement of litigation related to workers compensation claims.
     (4) The second quarter of 2004 includes a $21 million charge for the early extinguishment of debt.
     (5) Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, was adopted as of the beginning of 2003.

    WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION  (unaudited)

    Net sales and revenues (in
    millions):                        Q1              Q2              Q3
                                March   March    June    June    Sept.   Sept.
                                  28,     30,     27,     29,     26,     28,
                                 2004    2003    2004    2003    2004    2003
    Timberlands:
      Logs                       $193    $162    $211    $185    $197    $184
      Other products               58      80      66      61      51      62
                                  251     242     277     246     248     246
    Wood Products:
      Softwood lumber             819     752   1,106     846   1,089     890
      Plywood                     221     165     263     173     237     219
      Veneer                       11       9      12       9      11       9
      Composite panels            108      90     133     104     138     100
      OSB                         338     167     456     227     341     345
      Hardwood lumber              81      80      94      86      83      75
      Engineered lumber
       products                   298     254     396     308     418     329
      Logs                         23      25      38      33      32      19
      Other products              248     216     294     262     295     251
                                2,147   1,758   2,792   2,048   2,644   2,237
    Pulp and Paper:
      Pulp                        339     309     371     321     381     333
      Paper                       535     596     538     546     583     530
      Coated groundwood            36      36      37      32      39      39
      Liquid packaging board       49      47      53      52      53      50
      Other products               10       6      13       6      15       5
                                  969     994   1,012     957   1,071     957

    Containerboard, Packaging
     and Recycling:
      Containerboard               81      77      80      81      94      73
      Packaging                   853     879     918     922     916     898
      Recycling                    80      60      91      63      87      60
      Bags                         19      20      18      20      20      19
      Other products               33      33      34      35      43      40
                                1,066   1,069   1,141   1,121   1,160   1,090

    Real Estate and Related
     Assets                       469     445     524     432     591     534

    Corporate and Other           135     106     147     126     135     120

                               $5,037  $4,614  $5,893  $4,930  $5,849  $5,184

    Contribution (charge) to
     earnings:                        Q1              Q2              Q3
     (in millions)              March   March    June    June   Sept.   Sept.
                                  28,     30,     27,     29,     26,     28,
                                 2004    2003    2004    2003    2004    2003
    Timberlands (1)              $159    $149    $201    $300    $450    $143
    Wood Products (2) (3) (4)
     (5)                          173    (150)    448     (53)    362     151
    Pulp and Paper (6)            (25)     10      14      (7)     80     (18)
    Containerboard, Packaging
     and Recycling (7) (8)         24      80      62     108      82      42
    Real Estate and Related
     Assets (9)                   120      95     118      91     155      97
    Corporate and Other  (10)
     (11) (12)                    (76)    (46)    (67)     (2)    (45)    (94)
                                 $375    $138    $776    $437  $1,084    $321

                                                                         Year
    Net sales and revenues (in millions):      Year-to-date      Q4     Ended
                                              Sept.    Sept.    Dec.     Dec.
                                               26,      28,      28,      28,
                                              2004     2003     2003     2003
    Timberlands:
        Logs                                   $601     $531    $199     $730
        Other products                          175      203      61      264
                                                776      734     260      994
    Wood Products:
        Softwood lumber                       3,014    2,488     793    3,281
        Plywood                                 721      557     227      784
        Veneer                                   34       27      12       39
        Composite panels                        379      294      99      393
        OSB                                   1,135      739     370    1,109
        Hardwood lumber                         258      241      79      320
        Engineered lumber products            1,112      891     288    1,179
        Logs                                     93       77      28      105
        Other products                          837      729     246      975
                                              7,583    6,043   2,142    8,185
    Pulp and Paper:
        Pulp                                  1,091      963     342    1,305
        Paper                                 1,656    1,672     510    2,182
        Coated groundwood                       112      107      33      140
        Liquid packaging board                  155      149      49      198
        Other products                           38       17       9       26
                                              3,052    2,908     943    3,851

    Containerboard, Packaging and
     Recycling:
        Containerboard                          255      231      73      304
        Packaging                             2,687    2,699     845    3,544
        Recycling                               258      183      64      247
        Bags                                     57       59      21       80
        Other products                          110      108      39      147
                                              3,367    3,280   1,042    4,322

    Real Estate and Related Assets            1,584    1,411     618    2,029

    Corporate and Other                         417      352     140      492

                                            $16,779  $14,728  $5,145  $19,873

    Contribution (charge) to earnings:                                   Year
    (in millions)                              Year-to-date      Q4     Ended
                                               Sept.    Sept.   Dec.     Dec.
                                                26,      28,     28,      28,
                                               2004     2003    2003     2003
    Timberlands (1)                            $810     $592    $185     $777
    Wood Products (2) (3) (4) (5)               983      (52)    111       59
    Pulp and Paper (6)                           69      (15)    (67)     (82)
    Containerboard, Packaging and Recycling
     (7) (8)                                    168      230      32      262
    Real Estate and Related Assets (9)          393      283     109      392
    Corporate and Other  (10) (11) (12)        (188)    (142)    (34)    (176)
                                             $2,235     $896    $336   $1,232

     (1) The 2004 third quarter includes a $271 million gain on the sale of timberlands in Georgia and a $5 million gain from a tenure reallocation agreement with the British Columbia government. The 2003 second quarter includes a $144 million gain on the sales of timberlands in Washington state. The 2003 fourth quarter includes a $61 million gain on the sale of timberlands in Tennessee and the Carolinas.
     (2) The first, second and third quarters of 2004 include charges of $26 million, $34 million and $31 million, respectively, or $91 million year-to-date, for countervailing and anti-dumping duties and related costs. The first, second, third and fourth quarters of 2003 include charges of $24 million, $26 million, $25 million, and $22 million, respectively, or a total of $97 million for the year, for countervailing and anti-dumping duties and related costs.
     (3) The first quarter of 2004 includes a $49 million charge for the settlement of lawsuits involving the market for Pacific Northwest alder logs. The second quarter of 2004 includes a $16 million charge resulting from an adverse judgment in a lawsuit involving the market for Pacific Northwest alder logs. The third quarter of 2004 includes a $20 million gain due to the reduction of the reserve for hardboard siding claims. The first quarter of 2003 includes a $79 million charge for a lawsuit involving the market for Pacific Northwest alder logs.
     (4) The third quarter of 2004 includes a $20 million gain from a tenure reallocation agreement with the British Columbia government.
     (5) The first quarter of 2004 includes a credit of $2 million for the reversal of closure costs accrued in prior years and a $33 million gain on the sale of an oriented strand board mill in Slave Lake, Alberta. The second quarter of 2004 includes a $5 million net loss on the sale of facilities. The third quarter of 2004 includes a $2 million net gain on the sale or closure of facilities. The 2003 first, second, third and fourth quarters include costs for the closure of facilities of $22 million, $11 million, $31 million, and $14 million, respectively. 2003 second quarter also includes a charge of $16 million to recognize impairment associated with an impending facility sale that closed in the fourth quarter of 2003.

     (6) The 2004 second quarter includes a $2 million asset impairment charge related to assets held for sale. 2003 second quarter includes
         $3 million of closure costs.  2003 fourth quarter includes
         $30 million of closure costs.
     (7) The third quarter of 2003 includes a $23 million charge associated with the settlement of a class action linerboard antitrust lawsuit.
     (8) The first quarter of 2004 includes closure costs of $3 million. The second quarter of 2004 includes a net gain of $1 million on the sales of a facility and a joint venture investment. The third quarter of 2004 includes closure costs of $12 million, including a pension termination charge of $9 million related to a closure that occurred in a previous year. The 2003 second quarter includes the reversal of an accrual for closure charges of $2 million. The 2003 third and fourth quarters include closure costs of $17 million and $1 million, respectively.
     (9) The first quarter of 2004 includes a $22 million gain on a land sale. The third quarter of 2004 includes a gain of $18 million on the sale of a multi-family site. The 2003 first quarter includes gains of $8 million for the sale of two office buildings and $10 for the sale of an apartment complex. The 2003 second quarter includes a gain of $12 million for the sale of commercial property. The 2003 fourth quarter includes a $7 million gain on an acreage sale.
    (10) The 2003 second quarter includes a $6 million charge to reflect the final settlement in connection with the termination of the former MacMillan Bloedel pension plan for U.S. employees.
    (11) The 2003 second quarter includes a $25 million gain for the settlement of an insurance claim relating to the Cemwood litigation. The 2003 fourth quarter includes an $8 million charge for the settlement of litigation related to workers compensation claims.
    (12) The first, second and third quarters of 2004 include net foreign exchange gains (losses) of ($10) million, ($6) million and $16 million, for a net zero gain (loss) year-to-date. 2003 results include net foreign exchange gains (losses) of $35 million in the first quarter, $46 million in the second quarter, ($4) million in the third quarter, and $30 million in the fourth quarter, for a net 2003 gain of $107 million. These gains and losses result primarily from fluctuations in Canadian and New Zealand exchange rates.

    WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION (unaudited)

    Third party sales volumes:       Q1              Q2              Q3
                                March   March   June    June     Sept.   Sept.
                                  28,     30,     27,     29,     26,     28,
                                 2004    2003    2004    2003    2004    2003
    Timberlands (thousands):
      Logs - cunits             1,044     984     954   1,006     904     987

    Wood Products (millions):
      Softwood lumber - board
       feet                     2,054   2,175   2,393   2,385   2,299   2,298
      Plywood  - square feet
       (3/8")                     642     664     668     697     672     688
      Veneer - square feet
       (3/8")                      55      62      60      63      55      56
      Composite panels -
       square feet (3/4")         301     267     324     304     315     302
      Oriented strand board -
       square feet (3/8")         981   1,025   1,143   1,206   1,078   1,129
      Hardwood lumber - board
       feet                       100     106     116     113      99     103
      Logs - cunits (in
       thousands)                 170     170     279     230     237     189

    Pulp and Paper (thousands):
      Pulp - air-dry metric
       tons                       624     623     642     596     633     632
      Paper - tons                741     737     718     690     737     707
      Coated groundwood - tons     59      61      61      55      60      64
      Liquid packaging board
       - tons                      66      60      72      67      69      64
      Paper converting - tons     483     502     472     472     481     478

    Containerboard, Packaging
     and Recycling
     (thousands):
      Containerboard - tons       250     221     221     233     245     214
      Packaging - MSF          18,146  17,752  18,917  18,577  18,287  18,545
      Recycling - tons            678     593     701     566     645     538
      Kraft bags and sacks -
       tons                        24      25      23      24      23      25

    Real Estate and Related
     Assets:
      Single-family homes sold  1,506   1,289   1,564   1,321   1,313   1,239
      Single-family homes
       closed                   1,065   1,010   1,216   1,003   1,345   1,182
      Single-family homes sold
       but not closed at end
       of period                2,702   2,161   3,050   2,479   3,018   2,536

                                                                       Year
    Third party sales volumes:               Year-to-date      Q4     Ended
                                            Sept.   Sept.     Dec.     Dec.
                                             26,      28,      28,      28,
                                            2004     2003     2003     2003
    Timberlands (thousands):
       Logs - cunits                        2,902    2,977    1,148    4,125

    Wood Products (millions):
       Softwood lumber - board feet         6,746    6,858    2,123    8,981
       Plywood  - square feet (3/8")        1,982    2,049      616    2,665
       Veneer - square feet (3/8")            170      181       58      239
       Composite panels - square feet
        (3/4")                                940      873      289    1,162
       Oriented strand board - square
        feet (3/8")                         3,202    3,360    1,001    4,361
       Hardwood lumber - board feet           315      322      105      427
       Logs - cunits (in thousands)           686      589      210      799

    Pulp and Paper (thousands):
       Pulp - air-dry metric tons           1,899    1,851      628    2,479
       Paper - tons                         2,196    2,134      688    2,822
       Coated groundwood - tons               180      180       54      234
       Liquid packaging board  - tons         207      191       65      256
       Paper converting - tons              1,436    1,452      430    1,882

    Containerboard, Packaging and
     Recycling (thousands):
       Containerboard - tons                  716      668      222      890
       Packaging - MSF                     55,350   54,874   17,867   72,741
       Recycling - tons                     2,024    1,697      593    2,290
       Kraft bags and sacks - tons             70       74       26      100

    Real Estate and Related Assets:
       Single-family homes sold             4,383    3,849    1,156    5,005
       Single-family homes closed           3,626    3,195    1,431    4,626
       Single-family homes sold but not
        closed at end of period             3,018    2,536    2,261    2,261

    Total production volumes:         Q1              Q2              Q3
                                March   March    June    June    Sept.   Sept.
                                  28,     30,     27,     29,     26,     28,
                                 2004    2003    2004    2003    2004    2003
    Timberlands (thousands):
      Fee Depletion - cunits    2,265   2,555   2,404   2,479   2,191   2,223

    Wood Products (millions):
      Softwood lumber - board
       feet                     1,760   1,842   1,881   1,825   1,819   1,742
      Plywood - square feet
       (3/8")                     422     478     405     412     405     414
      Veneer - square feet
       (3/8") (1)                 585     593     609     536     592     536
      Composite panels -
       square feet (3/4")         268     231     281     252     272     253
      Oriented strand board -
       square feet (3/8")       1,031   1,011   1,056   1,051   1,022   1,061
      Hardwood lumber - board
       feet                        89      98      96      93      84      93

    Pulp and Paper (thousands):
      Pulp - air-dry metric
       tons                       619     654     636     619     652     604
      Paper - tons (2)            743     757     736     712     766     706
      Coated groundwood - tons     55      62      61      55      62      61
      Liquid packaging board
       - tons                      61      56      67      68      71      72
      Paper converting - tons     490     516     470     479     500     472

    Containerboard, Packaging
     and Recycling (thousands):
      Containerboard - tons(3)  1,503   1,429   1,598   1,568   1,604   1,512
      Packaging - MSF          19,493  18,977  20,208  19,955  19,473  19,865
      Recycling - tons (4)      1,607   1,528   1,707   1,644   1,703   1,507
      Kraft bags and sacks -
       tons                        24      25      23      25      23      23

    Total production volumes:                                           Year
                                             Year-to-date       Q4     Ended
                                            Sept.    Sept.     Dec.     Dec.
                                              26,      28,      28,      28,
                                             2004     2003     2003     2003
    Timberlands (thousands):
       Fee Depletion  - cunits              6,860    7,257    2,171    9,428

    Wood Products (millions):
       Softwood lumber - board feet         5,460    5,409    1,704    7,113
       Plywood - square feet (3/8")         1,232    1,304      404    1,708
       Veneer - square feet (3/8") (1)      1,786    1,665      534    2,199
       Composite panels - square feet
        (3/4")                                821      736      252      988
       Oriented strand board - square
        feet (3/8")                         3,109    3,123    1,047    4,170
       Hardwood lumber - board feet           269      284       89      373

    Pulp and Paper (thousands):
       Pulp - air-dry metric tons           1,907    1,877      645    2,522
       Paper - tons (2)                     2,245    2,175      658    2,833
       Coated groundwood - tons               178      178       61      239
       Liquid packaging board  - tons         199      196       65      261
       Paper converting - tons              1,460    1,467      415    1,882

    Containerboard, Packaging and
     Recycling (thousands):
       Containerboard - tons (3)            4,705    4,509    1,494    6,003
       Packaging - MSF                     59,174   58,797   19,033   77,830
       Recycling - tons (4)                 5,017    4,679    1,537    6,216
       Kraft bags and sacks - tons             70       73       25       98

     (1) Veneer production represents lathe production and includes volumes that are further processed into plywood and engineered lumber products by company mills.
     (2) Paper production includes unprocessed rolls and converted paper volumes.
     (3) Containerboard production represents machine production and includes volumes that are further processed into packaging by company facilities.
     (4) Recycling production includes volumes processed in Weyerhaeuser recycling facilities and brokered volumes.

    WEYERHAEUSER COMPANY
    STATISTICAL INFORMATION

    CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)
                     (in millions)
                                            March     June     Sept.    Dec.
                                              28,      27,      26,      28,
    Assets                                   2004     2004     2004     2003

    Weyerhaeuser
       Current assets:
         Cash and short-term investments       $74     $725   $1,227     $171
         Receivables, less allowances        1,701    1,860    1,804    1,484
         Inventories                         2,020    1,936    1,998    1,911
         Prepaid expenses                      471      488      527      455
           Total current assets              4,266    5,009    5,556    4,021
       Property and equipment               12,141   11,883   11,838   12,243
       Construction in progress                251      279      242      403
       Timber and timberlands at cost,
        less fee stumpage charged
        to disposals                         4,279    4,244    4,193    4,287
       Investments in and advances to
        equity affiliates                      603      592      632      603
       Goodwill                              3,232    3,218    3,241    3,237
       Deferred pension and other assets     1,287    1,273    1,243    1,311
                                            26,059   26,498   26,945   26,105

    Real Estate and Related Assets           2,078    2,225    2,339    2,004

       Total assets                        $28,137  $28,723  $29,284  $28,109

    Liabilities and Shareholders' Interest

    Weyerhaeuser
       Current liabilities:
         Notes payable and commercial
          paper                               $103       $2       $3       $4
         Current maturities of long-term
          debt                               1,129      445      490       90
         Accounts payable                    1,065    1,114    1,102    1,041
         Accrued liabilities                 1,212    1,323    1,337    1,390
               Total current liabilities     3,509    2,884    2,932    2,525
       Long-term debt                       10,399   10,325   10,010   11,503
       Deferred income taxes, pension,
        other postretirement benefits
        and other liabilities                5,694    5,789    5,880    5,671
                                            19,602   18,998   18,822   19,699
    Real Estate and Related Assets
       Notes payable and commercial paper       78       --       --        1
       Long-term debt                          887      872      869      893
       Other liabilities                       356      443      534      407
                                             1,321    1,315    1,403    1,301
       Total liabilities                    20,923   20,313   20,225   21,000

       Shareholders' interest                7,214    8,410    9,059    7,109

       Total liabilities and shareholders'
        interest                           $28,137  $28,723  $29,284  $28,109

    STATEMENT OF CASH FLOWS                   Q1           Q2          Q3
                                         March  March  June  June  Sept. Sept.
    SELECTED INFORMATION (unaudited)       28,    30,   27,   29,   26,   28,
       (in millions)                      2004   2003  2004  2003  2004  2003
    (Weyerhaeuser only, excludes Real
     Estate & Related Assets)

       Net cash from operations          $(120) $(126) $807  $397  $586  $557
       Cash paid for property and
        equipment                          (79)  (128)  (80) (172)  (93) (146)
       Cash paid for timberlands
        reforestation                      (12)   (14)   (6)   (5)   (5)   (6)
       Cash received from issuances of
        debt                                --      1    --    --    --    12
       Revolving credit facilities,
        notes and commercial paper
        borrowings, net                     98    599  (100) (333)   --   166
       Payments on debt                    (60)  (251) (813)  (14) (253) (509)
       Proceeds from equity offering        --     --   954    --    --    --


    STATEMENT OF CASH FLOWS                                             Year
                                              Year-to-date     Q4      Ended
                                              Sept.   Sept.   Dec.      Dec.
    SELECTED INFORMATION (unaudited)           26,     28,     28,       28,
        (in millions)                         2004    2003    2003      2003
    (Weyerhaeuser only, excludes Real
     Estate & Related Assets)

        Net cash from operations            $1,273    $828    $821    $1,649
        Cash paid for property and
         equipment                            (252)   (446)   (146)     (592)
        Cash paid for timberlands
         reforestation                         (23)    (25)     (9)      (34)
        Cash received from issuances of
         debt                                   --      13      31        44
        Revolving credit facilities,
         notes and commercial paper
         borrowings, net                        (2)    432    (750)     (318)
        Payments on debt                    (1,126)   (774)    (50)     (824)
        Proceeds from equity offering          954      --      --        --

                                          ###

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



							WEYERHAEUSER COMPANY

						By	_/s/ Steven J. Hillyard
	                              Its:  Vice President and
                                          Chief Accounting Officer


Date:  October 22, 2004